UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 27, 2023
MYR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	1-08325	36-3158643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12121 Grant Street,		Suite 610
Thornton,	CO		80241
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code:  (303) 286-8000
None
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MYRG	The Nasdaq Stock Market, LLC
(Nasdaq Global Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 27, 2023, as part of a planned leadership succession process, Jeffrey J. “Jeff” Waneka notified MYR Group Inc. (the “Company”) of his decision to retire as Senior Vice President and Chief Operating Officer of the Company’s Commercial and Industrial (“C&I”) segment, effective May 1, 2023 (the “Effective Date”). Following the Effective Date, Mr. Waneka is expected to remain in an advisory role with the Company for up to three months to assist with an orderly transition of his duties. Mr. Waneka's annual base salary, health and welfare benefits, and perquisites will continue unchanged during the continued employment period, but he will not be entitled to an annual incentive opportunity for 2023.
On March 27, 2023, the Board of Directors of the Company appointed Don A. Egan, 52, to serve as Senior Vice President and Chief Operating Officer C&I, effective May 1, 2023. Mr. Egan currently serves as the Company’s Group Vice President, C&I, a position he has held since January 2017. Prior to his current role, Mr. Egan served in various roles with the Company and its subsidiaries since joining a subsidiary of the Company in 1992, including leading several of the Companies subsidiaries.
There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Egan and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. There is no arrangement or understanding between Mr. Egan and any other person pursuant to which Mr. Egan was appointed as an officer of the Company. There are no transactions in which Mr. Egan has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.
In connection with Mr. Egan’s appointment to serve as Senior Vice President and Chief Operating Officer C&I, the Company expects to enter into an employment agreement with Mr. Egan (the “Egan Employment Agreement”), with an effective date of May 1, 2023. Under the Egan Employment Agreement, Mr. Egan is expected to be eligible to receive a base salary of $390,000 per year and is expected to be eligible to participate in all incentive, 401(k), profit sharing, retirement and welfare benefit plans, policies and arrangements generally applicable to our other similarly-situated executive officers. Subject to prior notice, the Egan Employment Agreement is expected to automatically renew annually for an additional one-year term following an initial term that would expire on May 1, 2024. The Egan Employment Agreement is expected to contain non-competition covenants restricting the ability of Mr. Egan to compete with us, solicit our clients or recruit our employees during the term of his employment and for a period of one year thereafter, as well as prohibit him from disclosing confidential information and trade secrets of the Company.
Under the Egan Employment Agreement, if Mr. Egan’s employment is terminated without cause, or he resigns with good reason, Mr. Egan is expected to be eligible to receive a lump sum severance payment equal to (1) two times the sum of his base salary and target bonus (or three times, in the case of a termination without cause or for good reason within one year following a "change of control" (as defined in the Egan Employment Agreement)) plus (2) the cost of maintaining COBRA continuation coverage for himself and his dependents for 24 months. The Egan Employment Agreement is not expected to provide for any golden parachute excise tax gross up.
* * * * *

The foregoing description of the terms of the Egan Employment Agreement is qualified in its entirety by reference to the terms and conditions of such agreement, which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.
A copy of the press release announcing the foregoing management changes is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) The following exhibit is being furnished with this Current Report on Form 8-K.

99.1	MYR Group Inc. Press Release, dated March 27, 2023
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYR GROUP INC.

Dated: March 27, 2023	By:	/s/ WILLIAM F. FRY
		Name:	William F. Fry
		Title:	Vice President, Chief Legal Officer and Secretary